Exhibit 1.02

LIMITED GUARANTY

THIS LIMITED GUARANTY, dated as of October 13, 2023 (as may be amended, restated, supplemented or otherwise modified and in effect from time to time, this “Guaranty”), is made by Korth Direct Mortgage Inc., a Florida corporation (“Guarantor”), in favor of CHURCHILL MRA FUNDING I LLC, as buyer (“Buyer”).

RECITALS

A.       Pursuant to that certain Master Repurchase Agreement and Securities Contract, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), by and among KDM MFB LLC, a Delaware limited liability company (“Seller”), Guarantor and Buyer, Seller has agreed to sell to Buyer, certain Mortgage Loans (as defined in the Repurchase Agreement) upon the terms and subject to the conditions as set forth therein.

B.       Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Program Agreements (as defined in the Repurchase Agreement) and the transactions contemplated by the Repurchase Agreement.

C.       It is a condition precedent to Buyer purchasing the Purchased Mortgage Loans pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Program Agreements and to enter into the transactions contemplated thereunder, Guarantor hereby agrees with Buyer as follows:

1.       Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings given them in the Repurchase Agreement.

“Buyer” has the meaning ascribed to such term in the introductory paragraph.

“Cash Equivalents” means each of the following: (a) securities with maturities of ninety (90) days or fewer from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or fewer from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $****, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within **** days after the day of acquisition, (e) securities with maturities of **** days or fewer from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least *** by S&P or *** by Moody’s, (f) securities with maturities of ninety (90) days or fewer from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

[Redacted]

“Committed But Uncalled Capital” means, with respect to any date of determination and any Person, the aggregate amount of the committed capital contributions, loans or other amounts available to such Person that remain subject to a call by such Person pursuant to the applicable agreement.

“Guarantor” has the meaning ascribed to such term in the introductory paragraph.

“Guarantor Event of Default” has the meaning ascribed to such term in Section 11.

“Guaranty” has the meaning ascribed to such term in the introductory paragraph.

“Interest Coverage Ratio” means, with respect to any date of determination and any Person, the ratio of the short-term loan interest income of such Person as of such date (including, for the avoidance of doubt, any retained interest with respect to sold Mortgage Loans) to the interest expense of such Person as of such date, in each case, determined in accordance with GAAP.

“Leverage Ratio” means, with respect to any date of determination and any Person, the ratio of (a) (i) ******** of such date minus (ii) ******* of such Person as of such date to (b) ****** of such Person as of such date.

“Limited Obligations” has the meaning ascribed to such term in Section 2.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Net Asset Value” means, with respect to any date of determination and any Person (1) unencumbered Total Assets minus (2) total Indebtedness of such Person as of such date minus (ii) non-recourse Indebtedness of such Person as of such date.

“Repurchase Agreement” has the meaning ascribed to such term in the Recitals.

“S&P” means S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC, or any successor thereto.

“Seller” has the meaning ascribed to such term in the Recitals and such other entities as may be specified by the Seller and approved by Buyer, and who further agree to be bound by the terms and conditions of the Repurchase Agreement.

“Tangible Net Worth” shall mean, with respect to any Person on any date of determination, (A) the sum of all amounts that would be included under capital or shareholder’s equity (or any like caption) on a balance sheet of such Person and its consolidated subsidiaries at such date, minus (B) the sum of (i) amounts owing to such Persons or any such consolidated subsidiary from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or Affiliate thereof, (ii) intangible assets of such Person and its consolidated subsidiaries, if any, and (iii) prepaid Taxes and/or expenses, all on or as of such date and all without duplication as determined in accordance with GAAP.

“Total Assets” means, with respect to any date of determination and any Person, all assets of such Person that would be classified as assets on the balance sheet of such Person in accordance with GAAP as of such date.

“Total Liabilities” means, with respect to any date of determination and any Person, all liabilities (other than non-recourse liabilities) of such Person that would be classified as liabilities on the balance sheet of such Person in accordance with GAAP as of such date.

2.       Guaranty.

(a)       Guarantor hereby unconditionally and irrevocably guarantees to Buyer any losses, damages (excluding any punitive or consequential damages unless such damages are successfully asserted against Buyer by a third party), costs, expenses, liabilities, claims or other obligation incurred by Buyer (including reasonable attorneys’ fees and costs reasonably incurred) in connection with the Program Agreements) upon the occurrence of any of the following events or circumstances: (i) any bad faith, fraud, willful misconduct, malfeasance, gross negligence or intentional misrepresentation by any Seller Party in connection with the Repurchase Agreement, any other Program Agreement or any Purchased Mortgage Loan (including, for the avoidance of doubt, any misappropriation, misapplication or conversion by a Seller Party), (ii) any challenge made to the characterization of the Repurchase Agreement as a “securities contract” or a “master netting agreement” or other agreement entitled to the benefits of Section 555, 559 and 561, respectively, under the Bankruptcy Code or this Guaranty as a “master netting agreement” or other agreement entitled to the benefits of Section 561 under the Bankruptcy Code, (iii) any seizure or forfeiture of any Purchased Mortgage Loan or portion thereof as a result of any criminal wrongdoing on the part of Seller or Guarantor or any of their respective Affiliates, officers or employees, (iv) any litigation or other legal proceeding is filed in bad faith by Seller or Guarantor or any of their respective officers, employees or Affiliates against Buyer relating to Buyer’s exercise of enforcement of its rights and remedies against the Purchased Mortgage Loans, (v) the commencement by Seller of an Act of Insolvency, or upon Guarantor commencing or joining in an Act of Insolvency consisting of an involuntary petition or case or proceeding against Seller, (vi) any failure by Seller to comply with Section 13(cc) of the Repurchase Agreement, (vii) the violation of any environmental law, the correction of any environmental condition, or the removal of any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any environmental law or (viii) any failure of the Borrower to pay the Price Differential (as defined in the Repurchase Agreement), in each case in any way affecting any of the Purchased Mortgage Loans (the obligations described in clauses (i) through (viii), collectively, the “Limited Obligations”).

(b)       Nothing herein shall be deemed a waiver of any right Buyer may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the outstanding obligations under the Repurchase Agreement or to require that all Purchased Mortgage Loans shall continue to secure all of the outstanding obligations owing to Buyer in accordance with the Repurchase Agreement or any other Program Agreement.

(c)       Guarantor further agrees to pay any and all actual and reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and disbursements of counsel) that may be paid or incurred by Buyer in enforcing, or obtaining advice of external counsel in respect of, any rights with respect to, or collecting, any or all of the Limited Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty after the occurrence and during the continuance of an Event of Default. This Guaranty shall remain in full force and effect until the date upon which the Obligations are paid in full and the Repurchase Agreement has terminated.

(d)       No payment or payments made by Seller or any other Person or received or collected by Buyer from Seller or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Limited Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder. Notwithstanding any such payment or payments, Guarantor shall remain liable for any remaining amount of the Limited Obligations under this Guaranty until the Obligations are paid in full and the Repurchase Agreement has terminated.

(e)       Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose.

3.       Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and any collateral for the Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all Obligations have been paid in full and the Repurchase Agreement has terminated; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Program Agreements.

4.       Amendments, etc. with Respect to the Limited Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Limited Obligations made by Buyer may be rescinded by Buyer and any of the Limited Obligations continued, and the Limited Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer and any Program Agreement and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Limited Obligations may be sold, exchanged, waived, surrendered or released. Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Limited Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other Person, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other Person or any release of Seller or such other Person shall not relieve Guarantor of its Limited Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

5.       Guaranty Absolute and Unconditional.

(a)       Guarantor hereby agrees that its Limited Obligations under this Guaranty constitute a guarantee of payment when due and not of collection, and is in no way conditioned upon any requirement that Buyer first attempt to collect any of the Limited Obligations from Seller. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Limited Obligations and notice of or proof of reliance by Buyer upon this Guaranty or acceptance of this Guaranty; the Limited Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; and all dealings between either Seller or Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller and Guarantor with respect to the Limited Obligations. This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment of the Limited Obligations without regard to: (i) the validity, regularity or enforceability of the Program Agreements, any of the Limited Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guaranty, or (iv) any other circumstance whatsoever (with or without notice to or knowledge of Seller or Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Limited Obligations or of Guarantor under this Guaranty, in bankruptcy or in any other instance. Notwithstanding anything to the contrary herein or in any of the other Program Agreements, when pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller or any other Person or against any collateral security or guarantee for the Limited Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns thereof, and shall inure to the benefit of Buyer and its permitted successors, endorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guaranty shall have been satisfied by payment in full and the Repurchase Agreement has terminated.

(b)       Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i)       Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer that in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller, any other guarantor or any other Person or security; provided, notwithstanding anything to the contrary contained herein, except as expressly stated in this clause (i), Guarantor retains the right to assert any defenses at law and in equity that are available to it or the Seller.

(ii)       Guarantor is presently informed of the financial condition of Seller and of all other circumstances that diligent inquiry would reveal and that bear upon the risk of nonpayment of the Limited Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about the financial condition of Seller, the status of other guarantors, if any, and of all other circumstances that bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information. Absent a written request for such information by Guarantor to Buyer, Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information that Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(iii)       Guarantor has independently reviewed the Program Agreements and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guaranty to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer, now or at any time and from time to time in the future.

6.       Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Limited Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation, winding-up or reorganization of any Seller or upon or as a result of the appointment of a receiver, intervenor, liquidator, provisional liquidator or conservator of, or trustee or similar officer for Seller or any substantial part of the property of Seller, or otherwise, all as though such payments had not been made.

7.       Payments. Guarantor hereby agrees that the Limited Obligations will be paid to Buyer, without set-off or counterclaim in Dollars at the address specified in writing by Buyer.

8.       Representations and Warranties. Guarantor represents and warrants that:

(a)       Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws and regulations of the State of Florida; (ii) is duly licensed, qualified and in good standing in every state where such licensing, qualification or good standing is necessary for the transaction of Guarantor’s business, except where the lack of such licenses or qualifications, or the failure to be in good standing, would not be reasonably likely to have a Material Adverse Effect; (iii) has all requisite power, and has all governmental licenses, authorizations, consents and approvals necessary, to (x) own and hold its assets and to carry on its business as now being conducted and proposed to be conducted and (y) to execute this Guaranty; and (iv) has all requisite power to execute, deliver and perform its obligations under this Guaranty;

(b)       The execution, delivery and performance by Guarantor of this Guaranty have been duly authorized by all necessary action on its part. This Guaranty has been duly executed and delivered by Guarantor for good and valuable consideration. This Guaranty constitutes the legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles;

(c)       Neither the execution and delivery of this Guaranty by Guarantor, nor the consummation by Guarantor of the transactions contemplated by this Guaranty, nor compliance by Guarantor with the terms, conditions and provisions of this Guaranty will (i) conflict with or result in a breach of the organizational documents of Guarantor, (ii) conflict with any applicable law, rule or regulation or result in a breach or violation of any of the terms, conditions or provisions of any judgment or order, writ, injunction, decree or demand of any Governmental Authority applicable to Guarantor, except where such conflict, breach or violation would not be reasonably likely to have a Material Adverse Effect, (iii) result in the creation or imposition of any lien upon any of the assets of Guarantor, other than pursuant to this Guaranty, or (iv) violate or conflict with contractual provisions of, or cause an event of default under, any material indenture, loan agreement, mortgage, contract or other material agreement to which Guarantor is a party or by which Guarantor may be bound;

(d)       There is no action, suit, proceeding, arbitration, investigation, or other legal or arbitral proceeding affecting Guarantor or any of its assets before any Governmental Authority, pending or, to the knowledge of Guarantor, threatened in writing, that (i) questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transactions contemplated hereby; or (ii) would reasonably be expected to have a Material Adverse Effect. Guarantor is in compliance in all material respects with all Requirements of Law. Guarantor is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority;

(e)       Guarantor has timely filed (taking into account all applicable extensions) all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes, assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, that have become due and payable except to the extent such amounts are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, and there is no claim relating to any such taxes now pending that was made in writing by any Governmental Authority and that is not being contested in good faith as provided above;

(f)       No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority or any other Person is required to authorize, or is required in connection with, (i) the execution and performance of this Guaranty, (ii) the legality, validity, binding effect or enforceability of this Guaranty against Guarantor or (iii) the consummation of the transactions contemplated by this Guaranty;

(g)       There are no judgments against Guarantor that have remained unsatisfied of record or docketed in any court located in the United States of America or that have not been bonded, or a stay of execution thereof shall not have been procured, in each case, within **** days from the date of entry thereof and which would cause a material adverse effect on the business of the Guarantor. (i) The amount of the “present fair saleable value” of the assets of Guarantor and of Guarantor and its subsidiaries, taken as a whole, exceeds the amount of all “liabilities of Guarantor and of Guarantor and its subsidiaries, taken as a whole, contingent or otherwise,” as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of Guarantor and of Guarantor and its subsidiaries, taken as a whole, are greater than the amount that will be required to pay the liabilities of Guarantor and of Guarantor and its subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (iii) neither Guarantor, nor Guarantor and its subsidiaries, taken as a whole, have an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) Guarantor and its subsidiaries are able to pay their respective debts as they mature. Guarantor does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. For purposes of this clause (g), “debt” means “liability on a claim,” and “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured;

(h)       The financial statements of Guarantor furnished to Buyer (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects and do not omit any material fact as of the date(s) thereof, (ii) present fairly the financial condition and results of operations of Guarantor as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements of Guarantor furnished to Buyer, there has been no event or circumstance that would be likely to cause a Material Adverse Effect with respect to Guarantor. Except as disclosed in such financial statements, Guarantor is not subject to any contingent liabilities or commitments that, individually or in the aggregate, would cause a Material Adverse Effect with respect to Guarantor;

(i)       The operations of Guarantor and its subsidiaries are and have been conducted at all times in material compliance with all Requirements of Law, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Guarantor or any of its subsidiaries with respect to the applicable Requirements of Law is pending or, to the knowledge of Guarantor, threatened.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on the date of each Transaction under the Repurchase Agreement, on and as of such date of the Transaction, as though made hereunder on and as of such date.

9.       Financial Covenants.

(a)       Guarantor hereby agrees that, until the Obligations have been paid in full and the Repurchase Agreement has terminated, Guarantor shall satisfy the following covenants at all times:

(i)       Leverage Ratio. Guarantor shall maintain a Leverage Ratio of not more than ***** at all times;

(ii)       Interest Coverage Ratio. Guarantor shall maintain an Interest Coverage Ratio of at least ***** at all times;

(iii)       Liquidity. Guarantor shall have unencumbered cash, Cash Equivalents and Committed But Uncalled Capital in an amount equal to the greater of (i) ***% of the aggregate Repurchase Price outstanding as of such date or (ii) two million Dollars ($*******); and

(iv)       Minimum Tangible Net Worth. Guarantor shall not, with respect to itself and its consolidated Subsidiaries, directly or indirectly, permit its Tangible Net Worth to be less than, from and after the Effective Date, ********* Dollars ($*****).

(b)       Guarantor’s compliance with the covenants set forth in this Section 9 must be evidenced by the financial statements of Guarantor and by an Officer’s Compliance Certificate at least once per calendar quarter in the form prescribed by the Repurchase Agreement furnished together therewith, as provided by Seller to Buyer pursuant to Section 13(v)(1) of the Repurchase Agreement and compliance with all such covenants are subject to continuing verification of Buyer. Guarantor shall provide information that is reasonably requested by Buyer with respect to any lawsuits and/or other matters disclosed in any financial statements of Guarantor delivered to Buyer that would reasonably be expected to have a Material Adverse Effect on Guarantor’s ability to comply with the covenants set forth in this Section 9.

10.       Further Covenants of Guarantor:

(a)       Taxes. Guarantor will cause to be filed all tax returns that would be delinquent if they had not been filed on or before the date hereof.

(b)       Anti-Corruption Laws and Anti-Money Laundering Laws. Guarantor shall (i) conduct its business in compliance in all material respects with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions and (ii) maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(c)       Financial Reporting. Guarantor shall provide, or cause to be provided, to Buyer the financial and other reporting information required pursuant to Section 13(v) of the Repurchase Agreement.

(d)       Notices. Promptly, and in any event within fifteen (15) Business Days, after service of process on Guarantor of any of the following and to the extent such information is not legally or contractually prohibited from disclosure, Guarantor shall give to Buyer notice of any disputes, licensing issues, litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing that may be pending or threatened in writing) or other legal or arbitrable proceeding affecting Guarantor or affecting any of the assets of Guarantor before any Governmental Authority that (i) questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transactions contemplated hereby, or (ii) would reasonably be expected to have a Material Adverse Effect.

(e)       Transactions with Affiliates. Guarantor shall not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) not otherwise expressly prohibited under this Guaranty, (ii) in the ordinary course of Guarantor’s business and (iii) upon fair and reasonable terms no less favorable to Guarantor than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

11.       Guarantor Event of Default. A breach by Guarantor of any representation, warranty, covenant or any other obligation set forth in this Guaranty or any other failure to perform under this Guaranty susceptible to cure, if such breach is not cured within ten (10) Business Days of receipt of notice of such breach or failure, shall constitute a “Guarantor Event of Default.”

12.       Right of Set-Off. Guarantor hereby irrevocably authorizes Buyer and its Affiliates, without notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by applicable law, upon any Limited Obligations becoming due and payable by Guarantor (whether at stated maturity, by acceleration or otherwise), to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer to or for the credit or the account of Guarantor, or any part thereof in such amounts as Buyer may elect, against and on account of the obligations and liabilities of Guarantor to Buyer hereunder and claims of every nature and description of Buyer against Guarantor, in any currency, arising under any Program Agreement, as Buyer may elect, whether or not Buyer has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Buyer shall notify Guarantor in writing promptly of any such set-off and the application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Buyer under this Section 12 are in addition to any other right and remedy (including, without limitation, other rights of set-off) that Buyer may have or to which Buyer may be entitled, as applicable.

13.       Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.       Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

15.       No Waiver; Cumulative Remedies. Buyer shall not, by any act (except by a written instrument pursuant to Section 16 hereof), delay, indulgence, omission or otherwise, be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other right or remedy provided by law.

16.       Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer. This Guaranty shall be binding upon the successors and permitted assigns of Guarantor and shall inure to the benefit of Buyer and its successors and permitted assigns. THIS Guaranty AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS Guaranty, THE TRANSACTIONS CONTEMPLATED BY THIS Guaranty, THE RELATIONSHIP OF THE PARTIES HERETO, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (INCLUDING STATUTES OF LIMITATIONS AND OTHER PROCEDURAL LAWS THEREOF), WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN).

17.       Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals, requests and other communications required or permitted to be given to a party hereunder shall be sent in accordance with Section 19 of the Repurchase Agreement.

18.       SUBMISSION TO JURISDICTION; WAIVERS. GUARANTOR HEREBY KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY:

(A)       SUBMITS TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, LOCATED IN THE CITY OF NEW YORK, IN THE BOROUGH OF MANHATTAN, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS UNDER THIS GUARANTY OR RELATING IN ANY WAY TO THIS GUARANTY, THE REPURCHASE AGREEMENT OR ANY TRANSACTION UNDER THE REPURCHASE AGREEMENT;

(B)       CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE;

(C)       AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 17 HEREOF OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)       AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

19.       Integration. This Guaranty represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Guarantor relative to the subject matter hereof not reflected herein.

20.       Counterparts. This Guaranty shall be valid, binding and enforceable against a party when executed and delivered by an authorized individual on behalf of such party by means of (i) an original manual signature, (ii) a scanned or photocopied manual signature or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code in effect in any applicable jurisdiction (collectively, the “Signature Law”), in each case, to the extent applicable. Each scanned or photocopied manual signature or other electronic signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any scanned or photocopied manual signature or other electronic signature of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Guaranty may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

21.       Acknowledgments. Guarantor hereby acknowledges that:

(a)       Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the related documents;

(b)       Buyer does not have any fiduciary relationship to Guarantor, and the relationship between Buyer, on the one hand, and Guarantor, on the other, is solely that of creditor and surety; and

(c)       no joint venture exists between or among any of Buyer, Guarantor and/or Seller.

22.       Intent. Guarantor intends and acknowledges that (a) this Guaranty is intended to constitute a “security agreement or arrangement or other credit enhancement” that is “related to” and provided “in connection with” the Repurchase Agreement and the Transactions thereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code and is, therefore, (i) a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code (except insofar as the term of the Transactions make such term inapplicable), (ii) a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code, and (iii) a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, (b) any party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with the Repurchase Agreement and this Guaranty is in each case a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty as described in Sections 555, 559 and 561 of the Bankruptcy Code and (c) any payments or transfers of property made with respect to this Guaranty to satisfy the obligations of Seller shall be considered a “margin payment” or “settlement payment” as such terms are defined in Bankruptcy Code Sections 741(5) and 741(8). Guarantor hereby further agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Guaranty, the Repurchase Agreement or any Transaction under the Repurchase Agreement as a “repurchase agreement,” “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code. Notwithstanding anything to the contrary, nothing contained herein shall be deemed to grant any security interest in any property of the Guarantor.

23.       WAIVER OF JURY TRIAL. GUARANTOR HEREBY KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

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IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTOR:

Korth Direct Mortgage Inc., a Florida corporation

By:
Name:	Holly MacDonald-Korth
Title:	Chief Executive Officer

Acknowledged and Agreed:

BUYER:

CHURCHILL MRA FUNDING I LLC

By:
Name:	*****
Title:	Authorized Signer

[Limited Guaranty]